                           Offer to Purchase for Cash

                             All Outstanding Shares

                                       of

                      Series A Convertible Preferred Stock,

               Series B $1 Cumulative Convertible Preferred Stock

                                       and

                                  Common Stock
           (including the associated Preferred Stock Purchase Rights)

                                       of

                             Talley Industries, Inc.

                                       at

          $11.70 Net Per Share of Series A Convertible Preferred Stock,

 $16.00 Net Per Share of Series B $1 Cumulative Convertible Preferred Stock and

                      $12.00 Net Per Share of Common Stock

                                       by

                             Score Acquisition Corp.

                          a wholly owned subsidiary of

                        Carpenter Technology Corporation

--------------------------------------------------------------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, OCTOBER 30, 1997, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) THAT NUMBER OF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK, SERIES B $1 CUMULATIVE CONVERTIBLE PREFERRED STOCK AND COMMON STOCK (THE "SHARES") WHICH, TOGETHER WITH ANY SHARES OWNED BY CARPENTER TECHNOLOGY CORPORATION (THE "PARENT") OR SCORE ACQUISITION CORP. (THE "PURCHASER"), REPRESENTS AT LEAST A MAJORITY OF THE VOTING POWER REPRESENTED BY THE SHARES AND OTHER SECURITIES ENTITLED GENERALLY TO VOTE IN THE ELECTION OF DIRECTORS OF TALLEY INDUSTRIES, INC. (THE "COMPANY") OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND (II) ANY WAITING PERIOD

UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 1 AND 15.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                              --------------------

                                    IMPORTANT

         Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary (as defined herein), and either deliver the certificates representing the tendered Shares and any other required documents to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in
Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

         A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

         Questions and requests for assistance may be directed to Credit Suisse First Boston Corporation (the "Dealer Manager") or to D. F. King & Co., Inc. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or the Dealer Manager, or from brokers, dealers, commercial banks or trust companies.

                              --------------------

The Dealer Manager for the Offer is:


                           CREDIT SUISSE FIRST BOSTON




October 2, 1997

                                TABLE OF CONTENTS


INTRODUCTION......................................................................................................4


THE TENDER OFFER..................................................................................................7

         1.     TERM OF THE OFFER; EXPIRATION DATE................................................................7
         2.     ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.....................................................9
         3.     PROCEDURE FOR TENDERING SHARES...................................................................10
         4.     WITHDRAWAL RIGHTS................................................................................14
         5.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES..........................................................15
         6.     PRICE RANGE OF SHARES; DIVIDENDS.................................................................15
         7.     CERTAIN INFORMATION CONCERNING THE COMPANY.......................................................17
         8.     CERTAIN INFORMATION CONCERNING THE PURCHASER AND THE PARENT......................................19
         9.     SOURCE AND AMOUNT OF FUNDS.......................................................................20
         10.    BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY...............................................21
         11.    THE MERGER AGREEMENT.............................................................................26
         12.    PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.......................................33
         13.    DIVIDENDS AND DISTRIBUTIONS......................................................................35
         14.    EFFECT OF THE OFFER ON THE MARKET FOR THE SERIES B PREFERRED
                SHARES AND COMMON SHARES; EXCHANGE LISTING AND EXCHANGE
                ACT REGISTRATION; MARGIN REGULATIONS ............................................................30
         15.    CERTAIN CONDITIONS OF THE OFFER..................................................................37
         16.    CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS...................................................39
         17.    FEES AND EXPENSES................................................................................41
         18.    MISCELLANEOUS....................................................................................42

SCHEDULE I  DIRECTORS AND EXECUTIVE OFFICERS OF
                  THE PURCHASER AND THE PARENT..................................................................I-1




To holders of Series A Convertible Preferred
Stock, Series B $1 Cumulative Convertible
Preferred Stock and Common Stock of
TALLEY INDUSTRIES, INC.:

                                  INTRODUCTION

         Score Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Carpenter Technology Corporation, a Delaware corporation (the "Parent"), hereby offers to purchase all of the outstanding shares of Series A Convertible Preferred Stock ("Series A Preferred Shares"), Series B $1 Cumulative Convertible Preferred Stock ("Series B Preferred Shares" and together with the Series A Preferred Shares, "Preferred Shares") and Common Stock, par value $1.00 per share ("Common Shares" and together with the Preferred Shares, the "Shares"), of Talley Industries, Inc., a Delaware corporation (the "Company"), including, in the case of Common Shares, the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement between the Company and ChaseMellon Shareholder Services L.L.C., as Rights Agent, as amended and restated on February 2, 1996 (the "Rights Agreement"), at a purchase price of $11.70 per Series A Preferred Share, $16.00 per Series B Preferred Share and $12.00 per Common Share, net to the seller in cash without interest thereon (the respective "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). Unless the context requires otherwise, all references herein to the Common Shares or Shares shall include the associated Rights, and all references to the Rights shall include all benefits that may inure to the holders of the Rights pursuant to the Rights Agreement.

         Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Credit Suisse First Boston Corporation ("CSFB"), which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), ChaseMellon Shareholder Services L.L.C., which is acting as the Depositary (in such capacity, the "Depositary") and D. F. King & Co., Inc., which is acting as the Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer. See Section 17 hereof.

         The Board of Directors of the Company (the "Board of Directors") has determined that the Offer and the Merger (as defined below) are fair to, and in the best interests of, the Company's stockholders, has approved the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger, and recommends that the stockholders of the Company accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1) THAT NUMBER OF SHARES WHICH,

TOGETHER WITH ANY SHARES OWNED BY THE PARENT OR THE PURCHASER, REPRESENTS AT LEAST A MAJORITY OF THE VOTING POWER REPRESENTED BY THE SHARES AND OTHER SECURITIES ENTITLED GENERALLY TO VOTE IN THE ELECTION OF DIRECTORS OF THE COMPANY OUTSTANDING ON A FULLY-DILUTED BASIS (THE "MINIMUM CONDITION") AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT") AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED. SEE SECTIONS 1 AND 15 HEREOF. IF THE PURCHASER PURCHASES NOT LESS THAN THAT NUMBER OF SHARES NEEDED TO SATISFY THE MINIMUM CONDITION, IT WILL BE ABLE TO EFFECT THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY. SEE SECTION 12 HEREOF.

         The Offer is being made pursuant to the Agreement and Plan of Merger, dated September 25, 1997 (the "Merger Agreement"), by and among the Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by the Purchaser, and further provides that, following the purchase of the Shares pursuant to the Offer and promptly after the satisfaction or waiver of certain conditions and in accordance with the Delaware General Corporation Law (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of the Parent. See Section 11 hereof.

         At the effective time of the Merger (the "Effective Time"), each outstanding Share (except for Shares held in the treasury of the Company or owned by the Purchaser, the Parent or any of the Parent's other wholly owned subsidiaries, and Shares held by stockholders properly exercising their appraisal rights under Section 262 of the DGCL), issued and outstanding immediately prior to the Effective Time, together with associated Rights will be converted into the right to receive $11.70 in cash per Series A Preferred Share, $16.00 in cash per Series B Preferred Share and $12.00 in cash per Common Share (the "Merger Consideration"), payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share, less any required withholding taxes.

         The Company has represented to the Parent that as of September 19, 1997, (i) 13,793 Series A Preferred Shares were issued and outstanding, (ii) 749,486 Series B Preferred Shares were issued and outstanding, (iii) 14,113,623 Common Shares were issued and outstanding, and (iv) stock options exercisable for 260,550 Common Shares were outstanding. In addition, each outstanding
Common Share has a Right attached, allowing the holder upon the occurrence of certain events described in the Rights Agreement to purchase one one-hundredth of a share of Series C Junior Participating Preferred Stock of the Company ("Series C Preferred Stock") at an exercise price of $32. No shares of Series C Preferred Stock have been issued as of September 25, 1997. Based upon the fact that each Series A Preferred Share is convertible into 0.95 Common Shares and each Series B Preferred Share is convertible into 1.3125 Common Shares and each Common Share is entitled to one vote during the election of the Company's Board of Directors (a "Vote"), the Purchaser believes there are presently 15,370,976 Shares outstanding on a fully diluted basis. Accordingly, Purchaser believes that the Minimum Condition would be satisfied if at least 7,685,489 Shares are validly tendered pursuant to the Offer. For purposes of the Offer, "fully diluted basis" assumes exercise or conversion of all options, rights and securities exercisable or convertible into or exchangeable for Shares. If Purchaser acquires 90% or more of the outstanding shares of each class of stock of the Company in the Offer or otherwise, Purchaser would be able to effect the Merger pursuant to the short-form merger provisions of Section 253 of the DGCL, without prior notice to, or any action by, any other stockholder of the Company.

         The Company has advised the Purchaser that, to the knowledge of the Company, eight of the ten directors of the Company intend to tender their Shares pursuant to the Offer.

         The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

         THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.


                                THE TENDER OFFER

         1. TERM OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, October 30, 1997, unless and until the Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITION AND CERTAIN OTHER CONDITIONS. SEE SECTION 15 HEREOF, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT AND THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION" OR "SEC"), THE PURCHASER RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO WAIVE ANY OR ALL CONDITIONS TO THE OFFER (OTHER THAN THE MINIMUM CONDITION) AND TO MAKE ANY OTHER CHANGES IN THE TERMS AND CONDITIONS OF THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT, INCLUDING THE PROVISIONS OF THE MERGER AGREEMENT SET FORTH IN THE NEXT PARAGRAPH, AND THE

APPLICABLE RULES AND REGULATIONS OF THE COMMISSION, IF BY THE EXPIRATION DATE ANY OR ALL OF SUCH CONDITIONS TO THE OFFER HAVE NOT BEEN SATISFIED, THE PURCHASER RESERVES THE RIGHT (BUT SHALL NOT BE OBLIGATED) TO (i) TERMINATE THE OFFER AND RETURN ALL TENDERED SHARES TO TENDERING STOCKHOLDERS, (ii) WAIVE SUCH UNSATISFIED CONDITIONS AND PURCHASE ALL SHARES VALIDLY TENDERED OR (iii) EXTEND THE OFFER AND, SUBJECT TO THE TERMS OF THE OFFER (INCLUDING THE RIGHTS OF STOCKHOLDERS TO WITHDRAW THEIR SHARES), RETAIN THE SHARES WHICH HAVE BEEN TENDERED, UNTIL THE TERMINATION OF THE OFFER, AS EXTENDED.

         Subject to the applicable rules and regulations of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events hereinafter set forth in Section 15 shall have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Under the terms of the Merger Agreement, however, unless previously approved by the Company in writing, the Purchaser will not decrease the consideration payable in the Offer, change the form of consideration payable in the Offer, decrease the number of Shares sought pursuant to the Offer, adversely change the conditions to the Offer, impose additional conditions to the Offer, waive the Minimum Condition, or amend any term of the Offer in any manner adverse to holders of Shares. The Purchaser shall have no obligation to pay interest on the purchase price of tendered Shares. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section 15.

         Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made in accordance with Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

         If the Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

         The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15, including without limitation the expiration or termination of the waiting period applicable to the acquisition of Shares pursuant to the Offer and the Merger under the HSR Act, and satisfaction of any applicable foreign regulatory requirements. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares pending receipt of any other regulatory approvals specified in Section 16. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act.

         For information with respect to approvals required to be obtained prior to the consummation of the Offer, including the HSR Act, see Section 16 hereof.

         In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares ("Share Certificates") or timely confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company or The Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

         The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment.

         UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

         If for any reason whatsoever acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to the Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in Section 4.

         If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

         The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

         3. PROCEDURE FOR TENDERING SHARES. Valid Tenders. For Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of book-entry transfers, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either
(i) Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures described below must be complied with.

         Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

         DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

         THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         Signature Guarantees. Signatures on Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

         If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not accepted for payment or not tendered are to be returned, to a person other than the registered holder, the Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

         If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

         Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available, or such stockholder cannot deliver the Share Certificates and all other required documents to reach the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

(i) such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form made available by the Purchaser is received by the Depositary as provided below on or prior to the Expiration Date; and

(iii) the Share Certificates (or a Book-Entry Confirmation), representing all tendered Shares in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange, Inc. (the "NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery.

         The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

         Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received into the Depositary's account at a Book-Entry Transfer Facility.

         Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser and each of them as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date hereof. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares (and such other Shares and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

         Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may in the opinion of its counsel be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, the Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

         Backup Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer or the Merger. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer or the Merger must, unless an exemption applies, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct. If a stockholder does not provide its certified correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer or the Merger may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding.

Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

         Other Requirements. The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation and warranty that the stockholder is the holder of the Shares within the meaning of, and that the tender of the Shares complies with, Rule 14e-4 under the Exchange Act.

         4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after November 30, 1997. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then without prejudice to the Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay in acceptance for payment will be accompanied by an extension of the Offer to the extent required by law.

         For a withdrawal of Shares to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

         All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Purchaser, the Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in
Section 3.

         5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Shares. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

         The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, for Federal income tax purposes, a tendering stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or the Merger. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or the Merger. For Federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder's holding period is more than one year as of the date the Purchaser accepts such Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be. Under recently enacted legislation, net capital gain of individuals, estates and trusts from assets held for more than 18 months is subject to Federal income tax at a maximum rate of 20%, while net capital gain from assets held more than one year but not more than 18 months is subject to Federal income tax at a maximum rate of 28%. There are limitations on the deductibility of capital losses.

         6. PRICE RANGE OF SHARES; DIVIDENDS. The Common Shares and Series B Preferred Shares are listed and traded on the NYSE under the symbols "TAL" and "TALB", respectively. The Series A Preferred Shares are traded occasionally in the over-the-counter market. The following tables set forth, for the quarters indicated, the high and low sales prices for the Common Shares and Series B Preferred Shares on the NYSE as reported by the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 Annual Report") with respect to periods occurring in 1995 and 1996 and as reported by the Dow Jones News Service thereafter, and the amount of cash dividends paid or declared per share for each quarter based on publicly available sources.



Common Shares (TAL)                                       High                   Low              Cash Dividends
-------------------                                       ----                   ---              --------------

Year Ended December 31, 1995
First Quarter                                             $10.25                 $7.38                  $0.00
Second Quarter                                             11.00                  7.50                   0.00
Third Quarter                                               9.75                  7.63                   0.00
Fourth Quarter                                              9.25                  7.63                   0.00

Year Ended December 31, 1996
First Quarter                                               8.63                  6.75                   0.00
Second Quarter                                              9.13                  6.50                   0.00
Third Quarter                                               9.38                  7.25                   0.00
Fourth Quarter                                              8.00                  6.63                   0.00

Year Ended December 31, 1997:
First Quarter                                               9.75                  7.38                   0.00
Second Quarter                                              9.38                  7.13                   0.00
Third Quarter                                              13.00                  7.81                   0.00
Fourth Quarter (through October 1, 1997)                   12.31                 12.19                   0.00

Series B Preferred Shares (TALB)
--------------------------------
                                                          High                   Low              Cash Dividends
                                                          ----                   ---              --------------
Year Ended December 31, 1995:
First Quarter                                             $15.50                $12.50                  $0.00
Second Quarter                                             17.13                 13.50                   0.00
Third Quarter                                              16.50                 14.50                   0.00
Fourth Quarter                                             16.50                 12.88                   0.00

Year Ended December 31, 1996:
First Quarter                                              17.75                 15.75                   0.00
Second Quarter                                             21.00                 16.25                   0.00
Third Quarter                                              20.75                 18.25                   0.00
Fourth Quarter                                             20.00                 13.25                   5.50(1)

Year Ended December 31, 1997:
First Quarter                                              16.63                 13.88                   0.25
Second Quarter                                             16.38                 14.00                   0.25
Third Quarter                                              18.00                 15.69                   0.25
Fourth Quarter (through October 1, 1997)                   16.50                 16.38                   0.00

1. In December 1996 the Company paid a dividend arrearage on its Series A Preferred Shares of $6.05 per share. The Company paid further cash dividends on its Series A Preferred Shares of $0.275 per share in March 1997, June 1997 and September 1997.

         On August 6, 1997, the last full trading day prior to the date that the Parent sent a letter to the Company expressing interest in acquiring the Company, the closing sale price reported on the NYSE was $8.56 per Common Share and $15.94 per Series B Preferred Share. On September 25, 1997, the last full trading day prior to announcement of the Offer, the closing sale price reported on the NYSE was $11.44 per Common Share and $17.63 per Series B Preferred Share. On October 1, 1997, the last full trading day before commencement of the Offer, the closing sale price reported on the NYSE was $12.25 per Common Share and $16.50 per Series B Preferred Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

         Pursuant to the Merger Agreement, the Company has agreed not to declare, set aside, make or pay any dividend or other distribution, other than regular quarterly dividends consistent with past practice, in an amount not to exceed $.275 per share with respect to the Series A Preferred Shares and $.25 per share with respect to the Series B Preferred Shares.

         7. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. The summary information concerning the Company in this Section 7 and elsewhere in this Offer to Purchase is derived from the 1996 Annual Report and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although the Purchaser and the Parent do not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, neither the Purchaser nor the Parent assumes any responsibility for the accuracy or completeness of the information contained therein, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser and the Parent.

         General. The Company is a Delaware corporation with principal executive offices located at 2702 North 44th Street, Phoenix, Arizona 85008. The telephone number of the Company at such offices is (602) 957-7711. The Company is a diversified manufacturer of a wide range of proprietary and other specialized products for defense, industrial and commercial applications.

         Financial Information. Set forth below are certain selected consolidated financial data for the Company's last three fiscal years which were derived from the 1996 Annual Report and other publicly available information. More comprehensive financial information is included in the reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and the NYSE in the manner set forth below.

                    TALLEY INDUSTRIES, INC. AND SUBSIDIARIES

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                                     1996                 1995             1994

INCOME STATEMENT DATA
Total Revenues                                                       $502,698.          $385,286.      $327,760.
Cost and expenses                                                     460,958.           346,018.       297,492.
Earnings (loss) before income taxes and extraordinary gains (loss)     32,629.             6,973.          (799.)
Income tax provision (benefit)                                          1,836.             3,418.        (4,305.)
Earnings before extraordinary gains (loss)                             30,793.             3,555.         3,506.
Extraordinary gains (loss), net of income taxes                       (12,052.)           14,409.            --
Net earnings                                                           18,741.            17,964.         3,506.
Net earnings per common share                                           .40                 1.28            .13
Weighted average number of common shares outstanding                   13,913.            14,001.        10,412.

BALANCE SHEET DATA (AT PERIOD END)
Total assets                                                         $280,385.          $372,599.      $369,903.
Total liabilities                                                     205,899.           314,265.       329,737.
Total stockholders' equity                                             74,486.            58,334.        40,166.


         The Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters.

Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material should also be available for inspection at offices of the NYSE, 20 Broad Street, New York, New York 10005. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information.

         8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND THE PARENT.
The Purchaser, a Delaware corporation and a wholly owned subsidiary of the Parent, was organized in connection with the Offer and has not carried on any activities to date other than those incident to its formation and the commencement of the Offer. Accordingly, no meaningful financial information with respect to the Purchaser is available. The Purchaser is located at 101 West Bern Street, Reading, Pennsylvania 19612-4662.

         The Parent, a Delaware corporation, has its principal executive office at 101 West Bern Street, Reading, Pennsylvania 19612-4662. The Parent is engaged in the manufacture, fabrication, and distribution of specialty metals and engineered products.

         The name, citizenship, business address, principal occupation or employment, and five-year employment history of each of the directors and executive officers of the Purchaser and the Parent and certain other information are set forth in Schedule I hereto.

         Set forth below are certain selected consolidated financial data relating to the Parent and its subsidiaries for the Parent's last three fiscal years which have been derived from the financial statements contained in the Parent's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 filed by the Parent with the Commission and other publicly available information. More comprehensive financial information is included in the reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Parent with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and the NYSE in the manner set forth below.

                CARPENTER TECHNOLOGY CORPORATION AND SUBSIDIARIES

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               FOR THE YEAR ENDED JUNE 30,
                                                                    1997                  1996              1995
INCOME STATEMENT DATA
Net sales                                                       $939,000.              $865,324.         $757,532.
Cost and expenses                                                841,129.               770,154.          682,961.
Income before income taxes                                        97,871.                95,170.           74,571.
Net income                                                        59,993.                60,148.           47,492.
Earnings per common share -- primary                                3.30                   3.51              2.81
Weighted average common shares outstanding                        17,703.                16,677.           16,327.

BALANCE SHEET DATA (AT PERIOD END)
Total assets                                                    $1,223,001.            $911,971.         $831,775.
Total liabilities                                                  773,694.             602,894.          567,830.
Shareholders' equity                                               449,307.             309,077.          263,945.

         The Parent is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Parent's directors and officers, their remuneration, options granted to them, the principal holders of the Parent's securities and any material interest of such persons in transactions with the Parent is required to be disclosed in such proxy statements and distributed to the Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material is also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         None of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons listed on Schedule I hereto or any associate or majority-owned subsidiary of the Purchaser, the Parent or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares, and none of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past 60 days.

         9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the proposed Merger is estimated to be approximately $188 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution and/or a loan which will be made by the Parent to the Purchaser.

             To finance the acquisition, Parent will expand its revolving credit agreement and will issue short-term debt. Shortly thereafter, Parent plans to issue $100 million of common stock in the fourth calendar quarter and expects to use the proceeds to pay down debt.

         10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

         On May 27, 1997 the Company announced that its Chairman and Chief Executive William Mallender was not re-elected to the Company's Board of Directors (the "Board") and in early June, the Board approved Admiral Paul L. Foster as Mr. Mallender's replacement. The Board also announced that it had retained J. P. Morgan Securities Inc. ("JPMorgan") to assist the Company in reviewing and evaluating its strategic alternatives and to issue recommendations to the Board. Shortly thereafter, Parent contacted JPMorgan and expressed interest in acquiring two of the Company's subsidiaries: Talley Metals Technology, Inc.("Talley Metals") and Amcan Specialty Steels, Inc. ("Amcan"). Talley Metals operates a stainless steel minimill which produces hot rolled and cold finished bar and wire rod, and Amcan is a master distributor, supplying stainless steel bars to service centers. Parent identified these two companies as a strategic fit with its current steel operations.

         At the beginning of July 1997, Parent retained CSFB to evaluate the Company as a whole and the two steel subsidiaries. On July 14, the Board of Directors of Parent considered CSFB's recommendations concerning the Company and approved proceeding with an offer to the Company's steel group and, if necessary, the Company as a whole. On July 18, R.W. Cardy, Parent's Chief Executive Officer, contacted Admiral Foster with an offer for Talley Metals and Amcan. Admiral Foster declined this offer but indicated that the Board would be interested in an offer for the entire Company. On August 1, Parent submitted the following letter to the Company addressed to Admiral Foster:

              It was a pleasure to speak with you this week. Thank you for briefing me on the results of your recent Board meeting.

              We appreciate the opportunity to express our non-binding indication of interest in acquiring all of the outstanding common shares of Talley Industries on an exclusive basis. The recent market price of Talley is $8-11/16 per share and we are willing to express a non-binding indication of interest at a price of $10.00 per share in cash representing a premium over market of 15 percent. Our judgment is that the market has anticipated a "transaction" involving Talley and the price has risen substantially in recent months reflecting this. We are willing to consider increasing our price somewhat after discussions with you regarding the airbag business as we currently have insufficient information to determine its value. Our tax basis assumptions are based on publicly available information. Carpenter is an "A" rated credit and our offer will be fully backed by credit lines.

              We agree with your request of confidentiality on materials to be provided to us and have enclosed an agreement executed by us for your consideration and acceptance. This agreement proposes a 45-day period to do due diligence and to work with you to develop a definitive agreement. Talley is a complex organization consisting of many operations. As a large customer, we have a reasonable knowledge of your Stainless Steel Operations, but we need time to review the other aspects of your company which are new to us. We feel it is very important to have a due diligence period of 45 days.

              Our expression of interest is subject to customary due diligence (including environmental due diligence), regulatory approval and approval by Carpenter's Board of the definitive agreement. We have discussed this transaction with our Board in principle and they are supportive of it. We have retained Credit Suisse First Boston who is assisting us in our evaluation of your company.

              We are prepared to move promptly to work with you to deliver what we believe will be a very fair, fully financed, cash offer to your shareholders. We have attached an initial list of the information which we need to begin our due diligence.

              I know you are familiar with Carpenter, but I thought you might appreciate a copy of our Annual Report and several brochures about our Company.

              I enjoyed our conversation and look forward to hearing from you.

              On August 4, Parent received the following letter from Admiral Foster addressed to Mr. Cardy, on behalf of the Board, rejecting this bid but offering to provide further information about the Company pursuant to a confidentiality agreement:

     I am writing in response to your letter of August 1, 1997, respecting your non-binding indication of interest to acquire all of the outstanding common shares of Talley Industries, Inc. ("Talley") and for Talley to negotiate with you on an exclusive basis in the first instance. As you are aware, our willingness to provide Carpenter Technology Corporation ("Carpenter") with an exclusive opportunity is predicated on our understanding that (1) Carpenter could proceed expeditiously with a transaction based on Carpenter's understanding of our Stainless Steel Operations coupled with Carpenter's financial backing and (2) your indication of interest (although non-binding at this stage) would ensure a full valuation for Talley shareholders.

     In this regard, your letter of August 1 indicated that Carpenter was willing to express a non-binding indication of interest at a price of $10.00 per share in cash. You also indicated that you would be willing to increase your price "somewhat" after discussions regarding the airbag business.

     We are assuming that the $10.00 level of your initial indication of interest excludes Talley Defense and Universal Propulsion entirely (the different airbag product lines are held by both companies). While we can appreciate the difficulty in evaluating the airbag business, we are not in a position to grant Carpenter any exclusive period of due diligence without an indication of interest from Carpenter which: (1) expresses a value on a per share basis for all of Talley (including the airbag business); (2) sets forth your assumptions as to the tax bases of the various Talley assets;
     (3) expresses the support of the Board of Directors of Carpenter for your indication; and (4) provides a list of documents you would require to complete your due diligence.

     In an effort to help you achieve the type of indication of interest we require to proceed with Carpenter on an exclusive basis, may I suggest the following. Upon your execution of the Confidentiality Agreement accompanying this letter, our financial advisor J.P. Morgan will seek to provide you with certain financial information regarding the airbag business, as well as the opportunity to conduct a due diligence discussion by conference call with several members of the senior management of two components of the airbag business (the joint venture with Delphi/General Motors and the ceramic initiator business). If after such a review, Carpenter were in a position to submit to Talley a non-binding indication of interest at an acceptable valuation in accordance with the conditions set forth in (1) - (4) above, by Thursday, August 7 we could proceed to discuss the precise terms of an exclusive to Carpenter.

     Thank you for your interest in Talley, and I hope we will be in a position to move forward promptly.

         Accepting this proposal on the same day, Parent signed a Confidentiality Agreement with the Company and proceeded to do further due diligence concerning the Company and its operations. On August 7, CSFB reviewed the evaluation of the Company with the Parent and the Parent submitted the following revised non-binding indication of interest for the Company of $12 per share addressed to Admiral Foster, subject to additional investigation of the Company's operations:

     Thank you for your letter of August 4, 1997. As you know, we have executed an initial confidentiality agreement and want to thank you for making Ed Ryan and Hal Watson available to discuss the airbag business with us and our Credit Suisse First Boston representatives.

     We now have a better understanding of Talley's position in the airbag business and the business prospects for your Aegis joint venture. As a result, we are willing to increase our non-binding indication of interest in acquiring all of the outstanding common shares of Talley Industries on an exclusive basis. The recent market price of Talley is $8-9/16 per share and we are willing to express a non-binding indication of interest at a price of $12.00 per share in cash representing a premium over market of 40 percent. Our judgment is that this is a substantial premium over the market price given that the market has anticipated a "transaction" involving

     Talley and the price has risen substantially in recent months reflecting this. Carpenter is an "A" rated credit and our cash offer will be fully backed by credit lines.

     Mr. Cottrell, our CFO, has explained to Ms. Hitscherich of JPM how our tax basis assumptions were determined based on publicly available information.

     We agree with your request of confidentiality on materials to be provided to us and have enclosed an agreement executed by us for your consideration and acceptance. This agreement proposes a 45 day period of exclusivity to do due diligence and to work with you to develop a definitive agreement. Talley is a complex organization consisting of many operations. As a large customer, we have a reasonable knowledge of your Stainless Steel Operations, but we need time to review the other aspects of your company which are new to us. We feel it is very important to have a due diligence period of 45 days.

     Our expression of interest is subject to customary due diligence (including environmental due diligence), regulatory approval and approval by Carpenter's Board of the definitive agreement. We have discussed this transaction with our Board in principle and they are supportive of it at the indicated price. We have retained Credit Suisse First Boston who is assisting us in our evaluation of your company.

     We are prepared to move promptly to work with you to deliver what we believe will be a very fair, fully financed, cash offer to your shareholders. We have attached an initial list of the information which we need to begin our due diligence and a list of documents we will need.

     I enjoyed our conversation and look forward to hearing from you by the close of business Monday, August 11, 1997.

     As of August 11, Parent signed a revised Confidentiality Agreement with JPMorgan, solely as the Company's representative. This Agreement contained customary confidentiality and standstill provisions, giving the Parent a period of limited exclusivity until September 25.

             After further evaluation of the Company, the legal advisors to Parent and the Company conducted negotiations on the terms and conditions of the Offer, the Merger and the Merger Agreement. The Merger Agreement was unanimously approved by the Board of Directors of Parent on September 24, 1997. The completed Merger Agreement was presented to the Company's Board on September 25 and approved by eight of ten directors. Mr. Cardy executed the Merger Agreement on behalf of Parent that day and the proposed merger was publicly announced on September 26.

             11. THE MERGER AGREEMENT. The following is a summary of the Merger Agreement, which summary is qualified in its entirety by reference to the Merger Agreement which is filed as an exhibit to the Tender Offer Statement on Schedule 14D-1.

The Offer. The Merger Agreement provides for the commencement of the Offer as soon as reasonably practicable after the date of the Merger Agreement, but in no event later than the fifth business day after the public announcement of the execution of the Merger Agreement. The obligation of Purchaser and Parent to consummate the Offer, to accept for payment and to pay for any Shares tendered shall be subject to only those conditions set forth in the Merger Agreement, any of which may be waived by Purchaser in its sole discretion (other than the Minimum Tender Condition). Under the Merger Agreement, the Purchaser and the Parent expressly reserve the right to modify the terms of the Offer, except that neither Purchaser nor Parent shall, without the prior written consent of the Company, (a) decrease the consideration payable in the Offer; (b) change the form of consideration payable in the Offer, (c) decrease the number of Shares sought pursuant to the Offer, (d) change or modify the conditions to the Offer in a manner adverse to the Company or holders of Shares, (e) impose additional conditions to the Offer, (f) waive the Minimum Tender Condition, or (g) amend any term of the Offer in any manner adverse to the Company or holders of Shares. Notwithstanding the foregoing, Purchaser, without the consent of the Company,
(i) shall extend the Offer, if at the then scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to accept for payment and pay for Shares shall not have been satisfied, until such time as such condition is satisfied or waived, if such condition may in the reasonable judgment of Purchaser be satisfied in a time period reasonable for such satisfaction, (ii) may, if any such condition is not waived, extend the Offer until such condition is waived, (iii) may extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (iv) may extend the Offer on one or more occasions for an aggregate period of not more than five business days if the Minimum Tender Condition has been satisfied and there has theretofore been validly tendered and not withdrawn Shares representing at least 70% but less than 90% of each class of the outstanding Shares (on a fully diluted basis).

The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof and in accordance with the relevant provisions of the DGCL, Purchaser shall be merged with and into the Company (the "Merger") as soon as practicable following the satisfaction or waiver of the conditions set forth in the Merger Agreement. Following the Merger, the Company shall continue as the Surviving Corporation under the name "Talley Industries, Inc." and shall continue its existence under the laws of the State of Delaware, and the separate corporate existence of Purchaser shall cease. At the election of Parent, and subject to the execution of an appropriate amendment to the Merger Agreement, any direct or indirect wholly owned subsidiary of Parent may be substituted for Purchaser as a constituent corporation in the Merger.

         At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of any of the following securities: (a) each Share held by the Company as treasury stock and each issued and outstanding Share owned by Parent, Purchaser or any other subsidiary of Parent shall be canceled and retired and no payment made with respect thereto; (b) each issued and outstanding Share, other than those Shares referred to in (a) above, or Dissenting Shares (as defined below), shall be converted into the right to receive from the Surviving Corporation an amount of cash, without interest, equal to the respective Offer Prices applicable to such Share (the "Merger Consideration"); and (c) each common share, par value $1 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one fully-paid and nonassessable share of common stock, par value $1 per share, of the Surviving Corporation.

         Any issued and outstanding Shares held by a person who objects to the Merger and complies with all the provisions of Delaware law concerning the right of holders of Shares to require appraisal of their Shares ("Dissenting Shares") shall become the right to receive such consideration as may be determined to be due to such stockholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration.

Organizational Documents. The Merger Agreement also provides that at the Effective Time and without any further action on the part of the Company and the Purchaser, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law. At the Effective Time and without any further action from the part of the Company and the Purchaser, the Bylaws of Purchaser in effect at the Effective Time shall be the Bylaws of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law. The directors of Purchaser and the officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their respective successors are duly elected and qualified, except that the President and Chief Executive Officer of Purchaser will become the Chairman and Chief Executive Officer of the Surviving Corporation.

Stockholders' Meeting. After consummation of the Offer, to the extent required by applicable law, the Company shall promptly take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene a stockholders' meeting (the "Meeting") to consider and vote on the Merger Agreement and the transactions contemplated thereby. At the Meeting, all of the Shares then owned by Parent, Purchaser or any other subsidiary of Parent shall be voted to approve the Merger Agreement. Subject to its fiduciary duties, the Board of Directors of the Company shall recommend that the Company's stockholders vote to approve the Merger Agreement if such vote is sought, shall use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other reasonable action in its judgment necessary and appropriate to secure the vote of stockholders required by the DGCL to effect the Merger.

Notwithstanding the foregoing, in the event that Purchaser shall acquire Preferred Shares representing at least 90% of the votes represented by all outstanding Preferred Shares and Common Shares representing at least 90% of the votes represented by all outstanding Common Shares, the parties to the Merger Agreement agree, at the request of Purchaser, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with
Section 253 of the DGCL, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

Proxy Statement. If required under applicable law, the Company and Parent shall prepare the Proxy Statement, file it with the Commission under the Exchange Act as promptly as practicable after Purchaser purchases Shares pursuant to the Offer, and use all reasonable efforts to have it cleared by the Commission. As promptly as practicable after the Proxy Statement has been cleared by the Commission, the Company shall mail the Proxy Statement to the stockholders of the Company as of the record date for the Meeting.

Company Board Representation. The Merger Agreement provides that, promptly upon the acceptance for payment of and payment for any Shares by Purchaser, Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (i) the number of directors on the Board of Directors of the Company and (ii) the percentage that such number of votes represented by Shares so purchased bears to the number of votes represented by Shares outstanding, and the Company shall at such time, subject to applicable law, including applicable fiduciary duties, cause Purchaser's designees to be so elected by its existing Board of Directors.

Conduct of Business Pending Merger. Except as contemplated by the Merger Agreement or as approved in writing by Parent, during the period from the date of the Merger Agreement to the acceptance of Shares for payment, the Company and the subsidiaries will each conduct its operations according to its ordinary and usual course of business. Without limiting the generality of the foregoing, neither the Company nor any Subsidiary, without the prior written consent of Parent, will (i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (A) additional shares of capital stock of any class (including the Shares), or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, or grant or accelerate any right to convert or exchange any securities of the Company for shares, other than (1) Shares issuable pursuant to the terms of outstanding stock options and commitments disclosed in the Merger Agreement, or (2) issuance of shares of capital stock to the Company by a wholly-owned Subsidiary, or (B) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date thereof or split, combine or reclassify any of the Company's capital stock; (ii) purchase, redeem or otherwise acquire, or propose to purchase or otherwise acquire, any of its outstanding securities (including the Shares); (iii) declare, set aside or pay any dividend or other distribution on any shares of capital stock of the Company other than the regular quarterly dividends of $.275 per share with respect to the Series A Preferred Shares and $.25 per share with respect to the Series B Preferred Shares, except that a direct or indirect wholly-owned Subsidiary may pay a dividend or distribution to its parent; (iv) except as disclosed to Parent prior to the date of the Merger Agreement, make any acquisition of a material amount of assets or securities, any disposition (including by way of mortgage, license, encumber or any Lien) of a material amount of assets or securities, or enter into a material contract or release or relinquish any material contract rights, or make any amendments, or modifications thereto, except in all instances for actions in the ordinary course of business; (v) (A) except in the ordinary course of business, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances of capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned Subsidiary; (vi) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms; (vii) propose or adopt any amendments (initiated by the Board of Directors) to the Certificate of Incorporation or Bylaws of the Company (or any such similar organizational documents of the Company's Subsidiaries); (viii) except as disclosed in the Merger Agreement, enter into any new employment, severance or termination agreements with, or grant any increase in severance or termination pay to, any officers, directors or key employees or grant any material increases in the compensation or benefits to officers, directors and key employees; (ix) change any accounting methods, principles or practices materially affecting their assets, liabilities or business, except insofar as may be required by a change in generally accepted accounting principles; (x) make any material tax election or settle or compromise any material income tax liability; (xi) except as disclosed to Parent prior to the date of the Merger Agreement, make or agree to make any new capital expenditure or expenditures not previously committed to which individually is in excess of $500,000 or which in the aggregate are in excess of $1 million; or (xii) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in the Merger Agreement untrue or incorrect at any time prior to acceptance of Shares for payment in the Offer.

Access to Information. Between the date of the Merger Agreement and the Effective Time, the Company will upon reasonable notice (i) give Parent and its authorized representatives reasonable access during regular business hours to the Company's and each Subsidiary's plants, offices, warehouses and other facilities and to its books and records, (ii) permit Parent to make such inspections as it may require, and (iii) cause its officers and those of the Company's Subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Parent may from time to time reasonably request. Information obtained by Parent shall be subject to the provisions of the confidentiality agreement between the Company and Parent, dated August 7, 1997 (the "Confidentiality Agreement"), which remains in full force and effect, but shall terminate upon the acceptance for payment of the Shares pursuant to the Offer.

No Solicitation of Transactions. The Merger Agreement provides that the Company shall not, nor shall it permit any Subsidiary to, nor shall it authorize or permit any officer, director or employee of or any representative of the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any proposal with respect to a merger or other business combination involving the Company or any proposal or offer to acquire in any manner, an equity interest in not less than 20% of the outstanding voting securities of, or assets representing not less than 20% of the annual revenues or net earnings of the Company and its subsidiaries taken as a whole (a "Takeover Proposal") or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to a Takeover Proposal; provided, however, that prior to the acceptance for payment of Shares pursuant to the Offer, to the extent consistent with the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by the Board of Directors after consultation with outside counsel, the Company may upon receipt by the Company of an unsolicited written, bona fide Takeover Proposal, furnish information with respect to the Company pursuant to a customary confidentiality agreement containing "standstill" provisions no less onerous than in the Confidentiality Agreement and participate in negotiations regarding such Takeover Proposal.

Reasonable Best Efforts. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, each of the parties thereto will use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including, without limitation, (i) obtaining all necessary consents, approvals or waivers from third parties and governmental authorities necessary to the consummation of the transactions contemplated by the Merger Agreement and (ii) opposing vigorously any litigation or administrative proceeding relating to the Merger Agreement or the transactions contemplated thereby.

Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto, including, without limitation, representations and warranties by the Company as to the Company's capitalization, the absence of any required filings and consents, the absence of conflicts with charter documents and contracts, SEC filings and financial statements, absence of certain changes or events, business, compliance with the law, the absence of litigation, employee benefits plans, the filing and compliance of reports with the requirements of the Commission, environmental matters, brokers and taxes.

Indemnification. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of the Company, the existence of which does not constitute a breach of the Merger Agreement, shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect (to the extent consistent with applicable law) in accordance with their terms. For six years after the Effective Time, Parent shall cause the Surviving Corporation to honor its commitments and obligations pursuant to the indemnification procedures listed in the Merger Agreement; and the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time, including but not limited to the transactions contemplated by this Agreement, covering each person currently covered by the Company's officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement (provided that in satisfying its obligation under this Section the Surviving Corporation shall not be obligated to pay annual premiums in excess of 175% of the amount per annum the Company paid in its last full fiscal year).

Employee Plans and Benefits. As soon as practicable following the date of the Merger Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the stock plans) shall adopt such resolutions or take such other actions as are required in accordance with the stock plans to adjust the terms of all outstanding stock options to provide that, at the Effective Time, each stock option, whether vested or not, outstanding immediately prior to the Effective Time be canceled in exchange for a cash payment by the Company of an amount equal to (i) the excess, if any, of (x) the price per Share to be paid pursuant to the Offer over (y) the exercise price per Share subject to such stock option, multiplied by (ii) the number of Shares for which such stock option shall not theretofore have been exercised. The stock plans shall terminate as of the Effective Time, and the provisions in any other Benefit Plan providing for the potential issuance, transfer or grant of any capital stock of the Company or any Subsidiary or any interest in respect of any capital stock of the Company or any Subsidiary shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a stock option or any participant in the stock plans or other benefit plan shall have any right thereunder to acquire any capital stock of the Company or any Subsidiary or the Surviving Corporation.

Employment Contracts. From and after the Effective Time, Parent shall cause the Surviving Corporation to honor in accordance with their terms all existing employment, severance, consulting or other compensation agreements, plans or contracts between the Company or any Subsidiary and any officer, director or employee of the Company or any Subsidiary. For the one-year period immediately following the Effective Time, Parent shall cause the Company to provide such benefit plans, programs and arrangements that are no less favorable in the aggregate than the existing benefit plans.

Termination. The Merger Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company: (a) by mutual written consent of the Company and Parent; (b) by either the Company or Parent, if (1) the Offer terminates or expires in accordance with its terms without Purchaser's having purchased any Shares pursuant to the Offer because of a failure of any of the conditions set forth in the Merger Agreement (provided, however, that the right to terminate shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in the failure to have satisfied any such condition); (2) Shares have not been accepted for payment pursuant to the Offer on or prior to December 31, 1997; (provided, however, that the right to terminate shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in the failure of the Offer to be consummated by such time); (3) any Governmental Entity shall have issued a final order, injunction, decree, judgment or ruling or taken any other final action restraining or otherwise prohibiting consummation of the Merger or any of the other transactions contemplated by the Merger Agreement and such action shall have become final and nonappealable; (provided, however, that the party seeking to terminate pursuant to this clause shall have used all reasonable efforts to prevent the entry of and to remove such action; or (4) the Board of Directors of the Company shall have (A) withdrawn or modified in a manner adverse to Parent and Purchaser its approval or recommendation of the Offer or the Merger or (B) approved or recommended any Takeover Proposal in respect of the Company. In the event that the Merger Agreement is terminated by the Company or Parent pursuant to clause (4) the Company shall promptly, but in no event later than two business days after such event, pay Parent a fee of $6 million in cash in immediately available funds by wire transfer to an account designated by Parent.

Conditions of the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions: (a) if required by applicable law, the Merger Agreement shall have been approved by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with applicable law; (b) Purchaser shall have accepted for payment and purchased Shares tendered pursuant to the Offer; and (c) no judgment, order, decree, statute, law, ordinance, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Government Entity or other legal restraint or prohibition (collectively, "Restraints") preventing the consummation of the Merger shall be in effect, provided, however, that the party seeking to assert this condition shall have used reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

         Except as otherwise specifically provided in the Merger Agreement, each party shall bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

             12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, the Purchaser intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

             Vote Required to Approve the Merger. The Board of Directors of the Company has approved the Merger Agreement in accordance with the DGCL. If required for approval of the Merger, the Company has agreed, subject to the satisfaction of the conditions to the Merger set forth in the Merger Agreement, in accordance with and subject to the DGCL, to duly convene a meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement. If stockholder approval is required, the Merger Agreement must be approved by a majority of the votes represented by all of the outstanding Shares voting as a single class. Each Series A Preferred Share is entitled to four-tenths (0.4) of a vote, while each Series B Preferred Share and each Common Share are entitled to one vote. As a result, if the Minimum Condition is satisfied, the Purchaser will have the power to approve the Merger Agreement without the affirmative vote of any other stockholder. In such case, the Parent and the Purchaser have agreed to cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval of the Merger Agreement and the Merger. If the Purchaser acquires Preferred Shares representing at least 90% of the votes represented by all outstanding Preferred Shares and Common Shares representing at least 90% of the votes represented by all outstanding Common Shares, the Purchaser intends to take, and the Company has agreed, at the request of the Purchaser, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with the DGCL. In such event, the Merger would be accomplished without such a meeting.

             Appraisal Rights. Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger who do not vote in favor of the Merger and comply with all statutory requirements will have the right under the DGCL to demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the effective date of the Merger in accordance with Section 262 of the DGCL.

             Under the DGCL, stockholders who properly demand appraisal and otherwise comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be equal to or higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger.

             In addition, several decisions by Delaware courts have held that in certain circumstances a controlling stockholder of a corporation involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of unfairness, including fraud, misrepresentation or other misconduct.

             THE FOREGOING SUMMARY OF THE RIGHTS OF STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DELAWARE LAW.

             The foregoing description of the DGCL is not necessarily complete and is qualified in its entirely by reference to the DGCL.

             Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the per Share price paid pursuant to the Offer. However, in the event that the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 14 hereof. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

             Plans for the Company. If the Purchaser obtains control of the Company pursuant to the Offer, the Parent expects to operate the Company's stainless steel products group consisting of Talley Metals and Amcan. Parent intends to further invest in Talley Metals. Parent intends to divest the companies in the Company's government products and services group and industrial products group. The companies expected to be sold include Talley Defense Systems, Inc.; Universal Propulsion Company, Inc.; Electrodynamics, Inc.; John J. McMullen Associates, Inc.; Rowe Industries, Inc.; Dimetrics, Inc.; Porcelain Products Co.; and Waterbury Companies, Inc. No agreement has been entered into, or understanding reached, relating to a sale of any such companies as of the date hereof.

             Except as described in this Offer to Purchase, none of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons listed on Schedule I have any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the capitalization or dividend policy of the Company or any other material change in the Company's corporate structure or business or the composition of its Board of Directors or management.

             13. DIVIDENDS AND DISTRIBUTIONS. The Company and its Subsidiaries have agreed not to (except as otherwise expressly provided in the Merger Agreement), without the prior written consent of Parent, declare, set aside or pay any dividend or other distribution on any shares of capital stock of the Company other than the regular quarterly dividends of $.275 per share with respect to the Series A Preferred Shares and $.25 per share with respect to the Series B Preferred Shares, except that a direct or indirect wholly-owned Subsidiary may pay a dividend or distribution to its parent.

             14. EFFECT OF THE OFFER ON THE MARKET FOR THE SERIES B PREFERRED SHARES AND COMMON SHARES; EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS. The purchase of Series B Preferred Shares and Common Shares pursuant to the Offer will reduce the number of Series B Preferred Shares and Common Shares that might otherwise trade publicly and could reduce the number of holders of Series B Preferred Shares and Common Shares, which could adversely affect the liquidity and market value of the remaining Series B Preferred Shares and Common

Shares held by the public. The Series A Preferred Shares are not traded on any established market and, to the Company's knowledge, no broker or dealer "makes a market" in Series A Preferred Shares. Following consummation of the Offer, a large percentage of the outstanding Series A Preferred Shares, Series B Preferred Shares and Common Shares will be owned by Purchaser.

             According to the NYSE's published guidelines, the NYSE would consider delisting the Series B Preferred Shares and/or Common Shares if, among other things, the number of record holders of at least 100 Series B Preferred Shares and 100 Common Shares, respectively, should fall below 1,200, the number of publicly held Series B Preferred Shares and Common Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more (the "NYSE Excluded Holdings")), respectively, should fall below 600,000 or the aggregate market value of publicly held Series B Preferred Shares and Common Shares (exclusive of NYSE Excluded Holdings), respectively, should fall below $5,000,000. If, as a result of the purchase of Series B Preferred Shares and Common Shares pursuant to the Offer or otherwise, the Series B Preferred Shares and/or Common Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Series B Preferred Shares and/or Common Shares is discontinued, the market for the Series B Preferred Shares and/or Common Shares could be adversely affected.

             If the NYSE were to delist the Series B Preferred Shares and/or Common Shares, it is possible that the Series B Preferred Shares and/or Common Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System ("Nasdaq") or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Series B Preferred Shares and/or Common Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of Series B Preferred Shares and Common Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Series B Preferred Shares and Common Shares, respectively, or whether it would cause future market prices to be higher or lower than the applicable Offer Price.

             Both the Series B Preferred Shares and Common Shares are currently registered under the Exchange Act. Either registration may be terminated upon application by the Company to the Commission if the Series B Preferred Shares or Common Shares, respectively, are not listed on a national securities exchange and there are fewer than 300 record holders of the Series B Preferred Shares and Common Shares, respectively. The termination of registration of the Series B Preferred Shares and/or Common Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Series B Preferred Shares and/or Common Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Series B Preferred Shares and/or Common Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

             If registration of the Series B Preferred Shares and/or Common Shares under the Exchange Act were terminated, the Series B Preferred Shares and/or Common Shares would no longer be eligible for Nasdaq reporting.

             The Shares are currently "margin securities," as such term is defined under the rules of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

             15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or pay for, subject to Rule 14e-1(c) of the Exchange Act, any Shares not theretofore accepted for payment, and may terminate or amend the Offer if (i) that number of Shares which would represent at least a majority of the voting power represented by the Shares and other securities entitled generally to vote in the election of directors of the Company outstanding on a fully diluted basis after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into or exchangeable for Shares or such voting securities shall not have been validly tendered and not withdrawn immediately prior to the expiration of the Offer (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of commencement of the Offer and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exist or shall occur:

                 (a) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE or in the over-the-counter market, (ii) any declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation, whether or not mandatory, by any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity") on, or other event that materially affects, the extension of credit by banks or other lending institutions, (iv) any commencement of a war, armed hostilities or other national or international calamity involving the armed forces of the United States, (v) any decline, measured from the date of the Merger Agreement, in either the Dow Jones Industrial Average or the Standard & Poor's Index of 400 Industrial Companies by an amount in excess of 20%, (vi) in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

                 (b) there shall be pending by any Governmental Entity, or threatened by the staff of any Governmental Entity, any suit, action or proceeding, (i) challenging the acquisition by Parent or Purchaser of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company or its Subsidiaries, or Parent or its subsidiaries, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company or its Subsidiaries, or Parent or its subsidiaries, as a result of the Offer or any of the other transactions contemplated by the Merger Agreement, (iii) seeking to impose limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer including, without limitation, the right to vote the Shares accepted for payment by it on all matters properly presented to the stockholders of the Company, or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its Subsidiaries;

                 (c) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) though (iv) of paragraph (b) above;

                 (d) the Company shall have entered into an agreement concerning any Superior Proposal (as defined in the Merger Agreement), or the Board of Directors of the Company or any committee thereof shall have resolved to enter into such an agreement;

                 (e) any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent, Purchaser or any affiliate thereof) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of Shares representing a majority of the total votes represented by all outstanding Shares;

                 (f) the Merger Agreement shall have been terminated in accordance with its terms; or

                 (g) any of the representations and warranties of the Company set forth in the Merger Agreement were inaccurate in any material respect when made or become inaccurate in any material respect at any time thereafter, or the Company shall have failed in any material respect to perform any obligation or covenant required by the Merger Agreement to be performed or complied with by it;

which, in the reasonable judgment of Purchaser and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment, purchase of, or payment for Shares.

             The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition and may be waived by Purchaser or Parent, in whole or in part, at any time and from time to time, in the sole discretion of Purchaser or Parent. The failure by Purchaser or Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

             16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

             General. Except as set forth below, based upon its examination of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser nor the Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its Subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's Subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's Subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Parent or the Purchaser or that certain parts of the businesses of the Company, the Parent or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause the Purchaser to elect (subject to the terms of the Merger Agreement) to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 16.

             State Takeover Laws. The Board of Directors of the Company has approved the Offer, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the provisions of Section 203 of the DGCL. Purchaser is not aware that any other state takeover law or regulation is applicable to the Offer, the Merger or the other transactions contemplated by the Merger Agreement and therefore has not attempted to comply with any state takeover statutes other than Section 203 of the DGCL. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for any Shares tendered. See Section 15 hereof.

             Article Fifth of the Company's Amended Certificate of Incorporation. Under Article Fifth of the Company's Amended Certificate of Incorporation, certain extraordinary transactions require the prior approval of at least four-fifths of the directors then in office or the vote of at least four-fifths of the outstanding stock of the Company entitled to vote thereon or compliance with specified procedural requirements. In accordance with Article Fifth, the Company's Board by a vote of not less than four-fifths of the directors then in office approved the transactions contemplated by the Merger Agreement, thereby exempting such transactions from such provisions.

             Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See Section 2 hereof.

             The Parent intends, as soon as reasonably practicable following the date hereof, to file with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by the Parent, unless both the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-calendar day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from the Parent, the waiting period would be extended for an additional 10 calendar days following substantial compliance by the Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not (other than as may be requested by the Company pursuant to the Merger Agreement), be extended and in any event the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. See Section 2 hereof. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See
Section 4 hereof.

             The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase by the Purchaser of Shares pursuant to the Offer, either of the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of the Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

             Based upon an examination of publicly available information relating to the businesses in which the Company and its Subsidiaries are engaged, the Purchaser has determined that the Company and the Parent both produce and distribute similar product lines in certain geographic areas. Although the Purchaser believes that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such challenge is made, what the outcome will be. See Section 15 hereof for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

             Rights Agreement. The Rights Agreement contains certain provisions that may delay, defer or prevent a takeover of the Company. Pursuant to the Merger Agreement, the Company's Board of Directors has undertaken all action necessary to render the Rights Agreement inapplicable to the Offer, the Merger and any other transaction contemplated by the Merger Agreement. The Company's Board of Directors adopted a resolution prior to the execution of the Merger Agreement to the effect that neither the approval, execution or delivery of the Merger Agreement nor consummation of the Offer, the Merger or any other transaction contemplated by the Merger Agreement will trigger the exercisability of the Rights, or any other provisions of the Rights Agreement, including causing the occurrence of a Distribution Date (as defined in the Rights Agreement) or a Shares Acquisition Date (as defined in the Rights Agreement).

             17. FEES AND EXPENSES. CSFB is acting as Dealer Manager in connection with the Offer and serving as financial advisor to the Parent and the Purchaser in connection with the acquisition of the Company. The Parent has agreed, pursuant to an engagement letter dated July 9, 1997 (the "Engagement Letter"), to pay to CSFB a financial advisory fee of $100,000 upon execution of the Engagement Letter (the "Financial Advisory Fee") and a fee of $750,000 payable upon public announcement of the Parent's proposed acquisition of the Company (the "Announcement Fee"). The Financial Advisory Fee and the Announcement Fee will be fully creditable against the Transaction Fee (as defined below). The Parent has also agreed, pursuant to the Engagement Letter, to pay CSFB a fee of 0.85% of the Aggregate Consideration (defined as the total fair market value of all consideration paid to the Company and its security holders plus all debt remaining on the Company's financial statements net of any cash balance) in connection with the acquisition of the Company (the "Transaction Fee"), payable by Parent upon the acquisition of 50% or more of the voting power of the Company's outstanding voting securities in the case of the Offer or, in the case of a merger, asset acquisition or other form of acquisition or investment transaction, upon the closing of such transaction. The Parent will also reimburse CSFB for reasonable out-of-pocket expenses, including attorneys' fees, and has also agreed to indemnify CSFB against certain liabilities and expenses in connection with the Offer.

             The Purchaser has retained D. F. King & Co., Inc. to act as the Information Agent and ChaseMellon Shareholder Services L.L.C. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Purchaser and the Parent have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

             The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Manager). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

         18. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

             The Purchaser and the Parent have filed with the Commission a
Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in Section 8 of this Offer to Purchase.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR THE PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                                         SCORE ACQUISITION CORP.

October 2, 1997

                                    SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                         OF THE PURCHASER AND THE PARENT

1. Directors and Executive Officers of the Purchaser. The name and position with the Purchaser of each director and executive officer of the Purchaser are set forth below. The other required information with respect to each such person is set forth under "Directors and Executive Officers of the Parent." All directors and executive officers listed below are citizens of the United States.

 NAME                         POSITION

 ROBERT W. CARDY              Director, President and Chief Executive Officer
 G. WALTON COTTRELL           Director and Vice President
 JOHN R. WELTY                Director and Secretary
 DAVID A. CHRISTIANSEN        Assistant Secretary
 ROBERT J. DICKSON            Treasurer
 WALTER L. PEASE              Assistant Treasurer

2. Directors and Executive Officers of the Parent. The name, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each director and executive officer of the Parent and certain other information are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is 101 West Bern Street, Reading, Pennsylvania 19612. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Parent. All directors and executive officers listed below are citizens of the United States.

-------------------------------------------------------------------------------------------------
 NAME AND ADDRESS              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                               AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR
                               EMPLOYMENT HELD DURING THE LAST FIVE YEARS
-------------------------------------------------------------------------------------------------
 ROBERT W. CARDY               Chairman of the Board, President and Chief Executive Officer (since
                               July 1992) and Director (since November 1990) of Parent.  Mr.
                               Cardy joined Carpenter in 1962 and held a variety of management positions, becoming Executive Vice President in 1989, President and
                               Chief Operating Officer in 1990, and Chairman of the Board,
                               President and Chief Executive Officer in 1992.  He also serves as
                               Director of CoreStates Financial Corporation, the Reading Hospital
                               & Medical Center, United Way of Berks County, and the Executive
                               Committee of the Pennsylvania Business Round Table.  Mr. Cardy
                               has been a Director of the Parent since 1990 and is a member of the
                               Finance Committee.

 G. WALTON COTTRELL            Senior Vice President Finance and Chief Financial Officer (since
                               January 1993).  Mr. Cottrell joined the Parent in 1989 as Vice
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 NAME AND ADDRESS              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                               AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR
                               EMPLOYMENT HELD DURING THE LAST FIVE YEARS
-------------------------------------------------------------------------------------------------
                              President and Chief Financial Officer. Prior to that he served as
                              Vice President and Treasurer at Squibb Corporation. He serves on the
                              Board of Directors of Andersen Laboratories, Inc., the National
                              Association of Corporate Treasurers and the United Way of Berks
                              County.

DENNIS M. DRAEGER             Senior Vice President Steel Operations (since July 1996). Prior to joining the Parent, Mr. Dragger served as President of Worldwide
                              Floor Products Operations, Armstrong World Industries, Inc. from
                              1993 to 1996, and as Group Vice President, Armstrong World
                              Industries, Inc., from 1988 to 1993. He is a member of the Berks
                              Chamber of Commerce.

NICHOLAS F. FIORE             Senior Vice President - Engineered Products Group (since July
                              1996).  Mr. Fiore joined the Parent in 1990 as Vice President for
                              Research and Development.  In 1993 he became Senior Vice
                              President for Strategic Businesses and since 1996 he has served as
                              Senior Vice President, Engineered Products Group.  He is a member of the Board of Trustees of the American Society for Metals and of
                              Albright College and a member of the Materials Advisory Council,
                              Carnegie-Mellon University.

ROBERT W. LODGE               Vice President for Human Resources (since September 1991). Mr.
                              Lodge joined the Parent in 1991 as Vice President for Human
                              Resources.  From 1988 to 1991 he served as Vice President of
                              Human Resources for Johnson-Matthey.  He is a board member of the Employment Policy Foundation and a member of the
                              Manufacturer's Alliance, the Human Resource Planning Society and
                              the Labor Policy Association.

JOHN R. WELTY                 Vice President, General Counsel and Secretary (since January 1993).
                              Mr. Welty joined the Parent in 1976 as a staff attorney. He has served as General Counsel since 1991 and as Vice President, General
                              Counsel and Secretary since 1993. He is a member of the American
                              Corporate Counsel Association, and the American Society of Corporate
                              Secretaries.

C. McCOLLISTER EVARTS         Dr. Evarts is Chief Executive Officer, Senior Vice President for
HERSHEY MEDICAL CENTER        Health Affairs, Dean, College of Medicine, and Professor of
500 UNIVERSITY DRIVE          Orthopedics, The Pennsylvania State University, College of
ROOM C1701                    Medicine and University Hospitals, The Milton S. Hershey Medical
HERSHEY, PA 17033             Center.  He has held these positions since 1987.  He also became
                              President and Chief Academic Officer of the Pennsylvania State
                              Health System in July 1997.  He is past Chair of the Board of
                              Directors of the Association of Academic Health Centers, a member


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 NAME AND ADDRESS              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                               AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR
                               EMPLOYMENT HELD DURING THE LAST FIVE YEARS
-------------------------------------------------------------------------------------------------
                                  of the Association of American Medical Colleges, Society of
                                  Medical Administrators, and serves on the Board of Directors of
                                  Hershey Foods Corporation, Hershey Trust Company, M.S. Hershey
                                  Foundation, the Board of Managers of Milton Hershey School,
                                  Capital Region Health Futures Project, the Capital Region
                                  Economic Development Corporation, and the Lehigh Valley
                                  Hospital. Dr. Evarts has been a Director of the Parent since
                                  1990, and is a member of the Audit Committee and Human Resources
                                  Committee.

WILLIAM J. HUDSON, JR.            Mr. Hudson is Chief Executive Officer and President and Director
AMP INCORPORATED                  of AMP Incorporated. Mr. Hudson joined AMP Incorporated in 1961,
470 FRIENDSHIP ROAD               and he has held a variety of management positions, becoming
MALL STOP 176-40                  Executive Vice President, International in 1991, a Director in
P.O. Box 3608 (17105-3608)        1992, and elected Chief Executive Officer and President in 1993.
HARRISBURG, PA 17111              He also serves as a Director of The Goodyear Tire & Rubber
                                  Company. Mr. Hudson has been a Director of the Parent since
                                  1992, chairs the Corporate Governance Committee and serves as a member of the Human Resources Committee.

PETER C. ROSSIN                   Mr. Rossin is the Chairman, Chief Executive Officer and founder of
ROSETREE INC.                     Dynamet, Incorporated. Before founding Dynamet, Incorporated in
400 SOUTHPOINTE BLVD.             1967, Mr. Rossin had held various production and operations
SUITE 220                         positions at Crucible Steel Corporation, Fansteel Metallurgical
CANONSBURG, PA 15317              Corporation, and Cyclops Corporation. He has been a Director of the Parent since February 28, 1997, and is a member of the Finance
                                  Committee and Human Resources Committee.

KENNETH L. WOLFE                  Mr. Wolfe is Chairman of the Board, Chief Executive Officer and
HERSHEY FOODS CORPORATION         Director of Hershey Foods Corporation. Mr. Wolfe was elected
100 CRYSTAL A DRIVE               President and Chief Operating Officer in 1985, positions he held
P.O. BOX 810                      through 1993. He was elected Vice President, Finance and Chief
HERSHEY, PA 17033-0810            Financial Officer of the Parent in 1981, and Senior Vice President,
                                  Chief Financial Officer and Director in 1984. He serves as a Director of Bausch & Lomb Inc., the Hershey Trust Company and is a member of the Board of Managers, Milton Hershey School. Mr. Wolfe has been a
                                  Director of the Parent since 1995, and is a member of the Corporate
                                  Governance Committee and Finance Committee.


EDWARD W. KAY                     Mr. Kay is retired Co-Chairman and Chief Operating Officer, Ernst
ERNST & YOUNG                     & Whinney, now in practice as Ernst & Young LLP. Mr. Kay
1225 CONNECTICUT AVENUE., N.W.    served as Co-Chairman and Chief Operating Officer of
WASHINGTON, D.C. 20036            Ernst & Whinney from 1984 to his retirement in 1988. He held numerous positions with Ernst & Young LLP, including Managing
                                  Partner of the Pittsburgh office from 1966 to 1978, and Regional Managing

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 NAME AND ADDRESS              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                               AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR
                               EMPLOYMENT HELD DURING THE LAST FIVE YEARS
-------------------------------------------------------------------------------------------------
                                   Partner of the Mid-Atlantic region from 1978 to 1984. He also serves as a Director of Constellation Holdings, Inc., and
                                   Meridian International Center. Mr. Kay has been a Director of the
                                   Parent since 1989, chairs the Audit Committee and serves as a member of the Corporate Governance Committee.

ROBERT J. LAWLESS                  Mr. Lawless is President and Chief Executive Officer of McCormick
MCCORMICK & COMPANY, INC.          & Company, Incorporated. Mr. Lawless had been serving as
18 LOVETON CIRCLE                  President and Chief Operating Officer since 1995. Mr. Lawless
SPARKS, MD 21152-6000              serves as a member of the Board of Directors of the United Way of
                                   Central Maryland, the Greater Baltimore Committee and the
                                   Grocery Manufacturers of America, Inc., is a member of the
                                   Maryland Economic Development Commission and serves on the
                                   Junior Achievement of Central Maryland Executive Council.  Mr.
                                   Lawless has been a Director of the Parent since April 1997, and serves on the Corporate Governance Committee and Finance
                                   Committee.


 KATHRYN C. TURNER                 Ms. Turner is Chairman and Chief Executive Officer of Standard
 STANDARD TECHNOLOGY, INC.         Technology, Inc. Ms. Turner founded Standard Technology, Inc., an
 6116 EXECUTIVE BLVD.              engineering and manufacturing firm in 1985. Standard Technology,
 SEVENTH FLOOR                     Inc., is headquartered in Rockville, Maryland, with offices in
 ROCKVILLE, MD 20852               Northern Virginia and Jacksonville, Florida. She was appointed to the President's Export Council in 1994, and also serves as a
                                   Director of COMSAT Corporation and Phillips Petroleum Company.
                                   She is actively involved in both the Urban League and The Boy
                                   Scouts. Ms. Turner has been a Director of the Parent since 1994, and is a member of the Audit Committee and Human Resources
                                   Committee.


 MARCUS C. BENNETT                 Mr. Bennett is Executive Vice President and Chief Financial Officer
 LOCKHEED MARTIN CORPORATION       and a Director of Lockheed Martin Corporation. He joined Martin
 6801 ROCKLEDGE DRIVE              Marietta Corporation in 1959 and has held various administrative
 BETHESDA, MD 20817-1877           and finance positions with Martin Marietta and Lockheed Martin
                                   Corporation.  He also is a Director of COMSAT Corporation and
                                   Martin Marietta Materials, Inc. and a member of the Board of
                                   Directors of the Private Sector Council and the Georgia Tech
                                   Advisory Board.  Mr. Bennett has been a Director of the Parent since
                                   1993, chairs the Human Resources Committee and serves on the
                                   Audit Committee.
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 NAME AND ADDRESS              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                               AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR
                               EMPLOYMENT HELD DURING THE LAST FIVE YEARS
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 WILLIAM S. DIETRICH II           Mr. Dietrich is President of Dietrich Industries, Inc. Mr. Dietrich has
 DIETRICH INDUSTRIES, INC.        served as President of Dietrich Industries, Inc., since 1968. Dietrich
 500 GRANT STREET                 Industries, a subsidiary of Worthington Industries, Inc. is a
 SUITE 2226                       manufacturer of metal framing for commercial and residential
 PITTSBURGH, PA 15219             construction markets.  Mr. Dietrich serves on the Board of Directors of Worthington Industries, Inc.  He is an active community leader, serving on 11 boards in western Pennsylvania, that include the
                                  Greater Pittsburgh Chamber of Commerce, the Allegheny
                                  Conference on Community Development, the University of
                                  Pittsburgh, and the Pittsburgh Ballet Theater.  Mr. Dietrich has been a Director of the Parent since 1996 and is a member of the
                                  Corporate Governance Committee and Human Resources
                                  Committee.


 J. MICHAEL FITZPATRICK           Dr. Fitzpatrick is Vice President and Chief Technology Officer of
 ROHM AND HAAS COMPANY            Rohm and Haas. Dr. Fitzpatrick was named Chief Technology
 INDEPENDENCE MALL WEST           Officer in 1995. He was elected Vice President and Director of
 PHILADELPHIA, PA 19105           Research in 1993.  Dr. Fitzpatrick is a member of The Scientific
                                  Advisory Board of Ampersand Ventures and is also a member of the
                                  Corporate Advisory Board of the southeastern Pennsylvania region of the American Cancer Society.  Dr. Fitzpatrick has been a Director of the Parent since January 1997, and is a member of the Audit
                                  Committee and Corporate Governance Committee.


 MARLIN MILLER, JR.               Mr. Miller is President, Chief Executive Officer and Director, Arrow
 ARROW INTERNATIONAL, INC.        International, Inc. Mr. Miller founded Arrow International, Inc. in
 3000 BERNVILLE ROAD              1975. Arrow is located in Reading, Pennsylvania, and is a leading
 P.O. BOX 12888                   producer of medical devices for critical care medicine. He is also a
 READING, PA 19612                Director of CoreStates Financial Corporation, and Conners
                                  Investor Services, Inc. He serves as a member of the Board of
                                  Trustees of Alfred University and of the Reading Hospital &
                                  Medical Center. Mr. Miller has been a Director of the Parent since 1989, chairs the Finance Committee and serves as a member of the Audit Committee.


 CARL R. GARR                     Dr. Garr is Director and retired Chairman of the Board and Chief
 2017 MEADOW GLEN                 Executive Officer, Bank of Pennsylvania. Dr. Garr served as
 WYOMISSING, PA 19610             Chairman of the Board and Chief Executive Officer of the Bank of
                                  Pennsylvania and Vice Chairman of Dauphin Deposit Corporation
                                  from 1988 until his retirement in 1992. From 1984 to 1987, Dr.
                                  Garr was President and Chief Executive Officer of The Polymer
                                  Corporation, then an affiliate of Chesebrough-Pond's Inc. Dr.
                                  Garr has been a Director of the Parent since 1977, and is a member of the Corporate Governance Committee and the Finance
                                  Committee.
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 NAME AND ADDRESS              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                               AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR
                               EMPLOYMENT HELD DURING THE LAST FIVE YEARS
-------------------------------------------------------------------------------------------------
PAUL R. ROEDEL                    Mr. Roedel is Director and retired Chairman of the Board and Chief
BERKS BUSINESS EDUCATION          Executive Officer of the Parent. Mr. Roedel joined the Parent in
 COALITION                        1948 and became President and Chief Executive Officer in 1981.
1015 PENN AVENUE, SUITE 201       He became Chairman of the Board and Chief Executive Officer in
WYOMISSING, PA 19610              1987, until his retirement in 1992. He is a Director of General
                                  Public Utilities Corporation and P. H. Glatfelter Company. He is
                                  Chairman of the Berks Business Education Coalition, Treasurer of
                                  the Wyomissing Foundation, and a member of ASM International. He is also Chairman of the Board of Gettysburg College and a
                                  Director of the Pennsylvania 2000 Education Coalition. Mr. Roedel
                                  has been a Director of the Parent since 1973 and is a member of the Finance Committee.

ARTHUR E. HUMPHREY                Dr. Humphrey is Professor of Chemical Engineering, Pennsylvania
128 COLONIAL COURT                State University and a Biotechnology consultant. Until 1992, Dr.
STATE COLLEGE, PA 16801           Humphrey served as Academic Vice President and Provost of
                                  Lehigh University.  In 1986, he became T. L. Diamond Professor of
                                  Chemical Engineering and Director of the Center of Molecular
                                  Bioscience and Biotechnology at Lehigh.  He is the co-author of a number of technical books, is the holder of four U.S. Patents, and is a member of the National Academy of Engineering, the American
                                  Institute of Chemical Engineers (past President), the American
                                  Chemical Society and the American Society of Microbiology.  He
                                  has been a Fulbright lecturer in Japan and Australia and has received other scientific awards.  Dr. Humphrey has been a Director of the
                                  Parent since 1980, and serves on the Audit Committee and Finance
                                  Committee.

FREDERICK C. LANGENBERG           Dr. Langenberg is Director and retired Chairman of the Board and
LANGAND CORPORATION               Chief Executive Officer of The Interlake Corporation. Dr.
2535 WASHINGTON ROAD              Langenberg joined Interlake, Inc. (predecessor of The Interlake
SUITE 1131                        Corporation) in 1979 as President and Chief Operating Officer,
UPPER ST. CLAIR, PA 15241         became Chief Executive Officer in 1982, and was elected Chairman of the Board in 1983, until his retirement in 1991. He is also a
                                  Director of Peoples' Energy Corporation, Chicago and Dietrich
                                  Industries. Dr. Langenberg has been a Director of the Parent since 1981, and serves as a member of the Corporate Governance
                                  Committee and the Human Resources Committee.

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                    The Information Agent for the Offer is:


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                          Call Toll Free (800) 347-4750




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